FOR IMMEDIATE RELEASE

ALLIED WORLD ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

PEMBROKE, BERMUDA – October 15, 2008 - Allied World Assurance Company Holdings, Ltd (NYSE: AWH) announced today preliminary third quarter results.

The company expects to report operating income(1) for the third quarter 2008 between $85 million and $95 million. As of September, 30 2008, shareholders’ equity is expected to be in line with the $2.2 billion reported at year end 2007. The company’s capital position continues to remain well within the range needed for its business requirements.

President and Chief Executive Officer Scott Carmilani commented, “While Allied World expects to recognize investment losses during the quarter, our investment portfolio remains well diversified, conservative and of high quality. As of September 30, 2008, our balance sheet and capital position remain strong. We believe Allied World remains extremely well positioned to withstand the current financial turmoil and to continue the successful development of our company.”

The company expects to report total net realized investment losses of approximately $150 million and approximately $60 million in net unrealized investment losses for the third quarter 2008. These results include realized investment losses from the sale of fixed income securities, mark-to-market adjustments on the company’s small alternative investment portfolio, other than temporary impairment charges taken in the third quarter 2008 and changes in fair value in the company’s available for sale investment portfolio.

The company also reported that its investment portfolio does not include any real estate, collateralized debt obligations, collateralized loan obligations, direct investment in common equities or other complex financial structures. The company’s investment portfolio has no transactions that require the posting of collateral. The company maintains a well diversified portfolio consisting of approximately $6.4 billion in cash and invested assets at September 30, 2008 with an average credit quality of AA+ and an average duration of approximately 3.4 years.

All figures in this press release are unaudited estimates and based on preliminary quarter-end market and reported information, which are subject to change.

The company will issue its full third quarter earnings release and financial supplement as scheduled after the market closes on November 6, 2008.

About Allied World Assurance Company

Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance and reinsurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World, please visit our website at http://www.awac.com.

(1) Non-GAAP Financial Measures:

“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

SOURCE Allied World Assurance Company Holdings, Ltd

Media:

Faye Cook
AVP, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com

Investors:

Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com
Website: http://www.awac.com